EXHIBIT 10.1
March 20, 2008
Dear Benton E. Sergi:
Origen recognizes the valuable contributions you have made to the Company and can appreciate the uncertainty you may be feeling as a result of the turmoil in the capital markets and recent company news.
During this time, we would like you to focus on the business at hand and to continue performing at your best. Consequently, we are providing you the opportunity to earn a special retention bonus (Bonus), under the conditions outlined below.
In the event your employment with the Company is terminated at any time during the following twelve (12) months for any reason other than insubordination, incompetency or dishonesty, as determined by the Company, and you are not offered a position by any successor to the Company, (including a firm or entity formed by a joint venture, merger, acquisition or similar transaction with the Company), or in the event you continue to be employed by Company or any successor to the Company for one year from the date of the signing of this agreement, whichever first occurs, you shall be eligible to receive a Bonus calculated on base salary, at time of execution, over a period of fifty-two (52) weeks, payable in accordance with the Company’s payroll schedule. The Bonus, totaling $215,250.00 (less applicable withholdings as appropriate), shall be paid in no more than (26) twenty-six payments. The payments will start with the first payroll following the earlier of your termination date or the first anniversary of this agreement.
Please acknowledge your acceptance of this offer by signing below.
Very truly yours,
/s/ W. Anderson Geater, Jr.
W. Anderson Geater, Jr.
Chief Financial Officer
I accept the terms outlined above and understand my employment and compensation continue to be “at-will”.

/s/ Benton E. Sergi	Date:	3/20/08
Employee